EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-141468) of The Goodyear Tire & Rubber Company of our report dated June 27, 2008 relating to the financial statements of the Savings Plan for Retail Employees, which appears in this Form 11-K.
BOBER, MARKEY, FEDOROVICH & COMPANY
Akron, Ohio
June 27, 2008